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                                                                   EXHIBIT  2.02




               DISTRIBUTION, ASSIGNMENT AND ASSUMPTION AGREEMENT

         THIS DISTRIBUTION, ASSIGNMENT AND ASSUMPTION AGREEMENT (this "Agreement") is executed and delivered as of on August 7, 1997 by and between Parsons Technology, Inc., a California corporation ("Parsons") and Parsons' sole shareholder, Intuit Inc., a Delaware corporation ("Intuit").

                                R E C I T A L S

         A. Parsons and Intuit have determined that it is in the best interests of Parsons and Intuit that Parsons completely liquidate for United States federal and California income tax purposes by consummating the following transactions: (i) approving and adopting a Plan of Complete Liquidation (the "Plan"); (ii) distributing to Intuit certain designated assets of Parsons as provided in this Agreement; (iii) constructively selling Parsons' remaining assets to Broderbund Software, Inc. ("Broderbund") for cash in a stock sale transaction with respect to which a Section 338(h)(10) election will be made by Intuit and Broderbund under the Internal Revenue Code of 1986, as amended (the "Code"), all pursuant to the terms of a Stock Purchase Agreement between Parsons, Intuit and Broderbund executed and delivered immediately prior to this Agreement (the "Stock Purchase Agreement"); and (iv) constructively distributing to Intuit the asset sale proceeds derived from the stock sale transaction effected pursuant to the Stock Purchase Agreement to complete the liquidation process of the Plan as described in Section 338(h)(10) of the Code and the regulations thereunder.

         B. The Plan has been approved by the Boards of Directors of Parsons and Intuit and by Intuit as the sole shareholder of Parsons. This Agreement and the Stock Purchase Agreement have also been approved by the Boards of Directors of Parsons and Intuit.

         C. Contingent upon, and effective immediately prior to, the effective time of the Stock Purchase Agreement and subject to the terms and conditions of this Agreement, pursuant to the Plan, Parsons will distribute to Intuit certain assets of Parsons, including but not limited to assets relating to its "Tax Products" and "Electronic Filing Services" (as those terms are defined herein).

         D. Except as otherwise defined in this Agreement, all capitalized terms used herein shall have the same meanings assigned to them in the Stock Purchase Agreement.
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                                   AGREEMENT

         NOW, THEREFORE, in consideration of the premises and the mutual promises made herein, the parties hereto agree as follows:

         1.CERTAIN DEFINITIONS

    The following terms shall have the following meanings:

                 1.1 "TAX PRODUCTS" consist of all versions and releases of each of the following in any media or format and for all language versions, operating environments (including without limitation the Internet), hardware platforms and software platforms and whether sold separately or bundled with other applications (including without limitation each version or release for each tax year for which the product line was developed or marketed):

                     Charitable Contribution

                     Clergy Tax for Windows

                     Client Organizer

                     Parsons 1040EZ Online

                     Personal Tax Edge Preparer's Edition for DOS

                     Personal Tax Edge Preparer's Edition for Windows (3.1)

                     Personal Tax Edge Preparer's Edition for Windows (95/NT)





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                          Personal Tax Edge for DOS

                          Personal Tax Edge for Windows (3.1)

                          Personal Tax Edge for Windows (95/NT)

                          Personal Tax Edge Deluxe for Windows (3.1)

                          Personal Tax Edge Deluxe for Windows (95/NT)

                          Personal Tax Edge Deluxe for CD-ROM

                          Personal Tax Edge for CD-ROM

                          Personal Tax Edge for Macintosh

                          Personal Tax Organizer for Windows

                          Personal Tax Organizer for Macintosh

                          State Tax Edge for DOS

                          State Tax Edge for Macintosh

                          State Tax Edge for Windows (3.1)

                          State Tax Edge for Windows (95/NT)





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                          Tax Mate for Windows (3.1)

                          Tax Mate for Windows (95/NT)

                          CASH - For Your Used Clothing

                          All other products of Parsons (whether past, current or under development) directly related, in whole or in part, to income tax returns (not including the "MoneyCounts" product line).

                 1.2 "ASSIGNED SOFTWARE" means (i) all prior and current versions and releases of those software programs constituting the Tax Products (whether or not ever released as commercial products), including all source code and object code versions thereof in any media or format and for all language versions, operating environments (including without limitation the Internet), hardware platforms and software platforms and whether sold separately or bundled with other applications, (ii) all prior and current versions and releases of any software used in connection with or developed for the Electronic Filing Services, including all source code and object code versions thereof in any media or format and for all language versions and hardware platforms, software platforms and operating environments (including without limitation the Internet) which software includes but is not limited to any and all software used by the host system to perform the functions of accepting and processing tax return information from end users, transferring such information to the database, retrieving such information from the database, and formatting and transmitting such information to relevant tax authorities, as well as any software constituting or relating to the database(s) used in connection with Electronic Filing Services, (iii) all versions of the software programs described above that are currently under development, and (iv) all related flow charts, program descriptions, program listings, programmers' notes, layouts, schematics, engineering and design drawings, technical support information, diagrams and other documentation depicting or specifying all or any part of the designs and components of any versions and releases of the software programs described in subsections (i) -
(iii) above, test and other data, all development tools, testing tools or suites, or applications used primarily in connection with the development or testing of such software programs, and all related documentation and information, including without limitation all user manuals and user guide or instruction books ever marketed, provided or used with each or any of such software programs in any medium.





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                 1.3      "ASSIGNED TRADEMARKS" means the following trademarks,
trade names and service marks relating to any of the Tax Products (whether written as one word or more than one word, stylized and unstylized, in all languages):

                 CHARITABLE CONTRIBUTION

                 CLIENT ORGANIZER

                 ELECTRONIC RETURN ORIGINATOR

                 PARSONS 1040EZ ONLINE

                 PARSONS 1040 ONLINE

                 PERSONAL TAX EDGE

                 PERSONAL TAX EDGE PREPARER'S EDITION

                 PERSONAL TAX GUIDE

                 PERSONAL TAX ORGANIZER

                 STATE TAX EDGE

                 TAX ADVISOR

                 TAX EDGE





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                 TAX MATE

                 TAXINSIGHT

                 TAX TIPS

                 1040 ONLINE REFERENCE LIBRARY

                 1.4 "CLOSING" means the Closing as defined in the Stock Purchase Agreement.

                 1.5 "DERIVATIVE WORK" means any translation, adaptation, modification, extension, upgrade, improvement, compilation, abridgment or other form in which Assigned Software may be recast, transformed or adapted where such Derivative Work would infringe any intellectual, proprietary or industrial property rights, including but not limited to audiovisual copyrights, in any Assigned Software.

                 1.6 "ELECTRONIC FILING SERVICES" means any and all services provided by Parsons (both in the past and currently) to end users of any of the Tax Products that relate to the electronic filing by Parsons or its assigns of such end user's of tax returns.

                 1.7 "INTELLECTUAL PROPERTY" means all right, title and interest in and to all worldwide intellectual, proprietary and industrial property rights constituting, embodied in, or pertaining to all or any part of the Assigned Software or any Derivative Work, any copyrights therein (whether or not registered and including without limitation copyrights in any audiovisual works), the copyright registrations and applications described in Attachment 1, any other copyright registration applications pending with respect to all or any part of the Assigned Software, the Assigned Trademarks, the trademark registrations and applications described in Attachment 2, any other worldwide trademark registrations and





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applications therefor relating to the Assigned Trademarks, all trade names and any registrations thereof and applications therefor relating to the Assigned Trademarks, all service marks, service mark registrations and applications therefor relating to the Assigned Trademarks, all trade dress rights relating to the Tax Products, Assigned Software or Assigned Trademarks, all moral rights relating to the Tax Products, Assigned Software, Derivative Works or Assigned Trademarks, all rights to mask works, mask work registrations and applications therefor relating to the Assigned Software and Tax Products, all design rights, patents, patent applications, and patent rights, relating to any of the foregoing, all trade secret rights, know-how, proprietary information rights, rights of priority; all rights to secure renewals, reissuances and extensions of the above, any other similar rights existing under judicial or statutory law of any country in the world or under any treaty, and all claims and/or causes of action of any kind for any past or future infringements upon, or other misappropriations or violations of any of the foregoing.

                 1.8 "LICENSED INTELLECTUAL PROPERTY" means those (and only those) worldwide intellectual, proprietary and industrial property rights that are, as of the effective time of this Agreement, embodied in and/or pertain to both:

                 (a) all or any part of the Assigned Software (including without limitation the Tax Products) or any Derivative Work; and

                 (b) existing Parsons products or Parsons products currently under development (excluding the products constituting the Assigned Software (including without limitation the Tax Products) or Derivative Works);

and only such rights as are embodied in and/or pertain to the subject matter described in (a) and (b) above as of the effective time of this Agreement.





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                 1.9      "INTUIT CUSTOMER INFORMATION" has the meaning set
forth in that certain Customer Information Cross-License Agreement by and between Intuit, Parsons and Broderbund Software, Inc. dated August 7, 1997.

                 1.10 "DUAL CUSTOMER INFORMATION" has the meaning set forth in that certain Customer Information Cross-License Agreement by and between Intuit, Parsons and Broderbund Software, Inc. dated August 7, 1997.

    2.         DISTRIBUTION

               2.1 ASSIGNMENT OF ASSETS. Contingent upon, and effective immediately prior to, the Closing, and without the need for any further action by the parties hereto, all of the assets described in Section 2.2 (the "Assigned Assets") are hereby assigned, transferred and conveyed to Intuit free and clear of any liens, claims or encumbrances of any kind whatsoever. To the extent that any of the Assigned Assets cannot be so assigned, transferred and conveyed to Intuit without the consent of a third party, such limitation is noted in the Schedule corresponding to such Assigned Asset and Parsons agrees to use its best efforts to obtain the consent of all such third parties as promptly as practicable.

               2.2 ASSIGNED ASSETS. The Assigned Assets subject to assignment, transfer and conveyance pursuant to Section 2.1 are as follows:

                          a.      INTELLECTUAL PROPERTY.  All Intellectual
Property.

                          b. PHYSICAL EMBODIMENTS. All physical or tangible embodiments of any of the Assigned Software and/or any Derivative Works, including but not limited to those items set forth in the definition of "Assigned Software" and all copies of the foregoing.





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                          c.      RECORDS RELATING TO TAX PRODUCTS AND
                                  ELECTRONIC FILING SERVICES. All right, title and interest in and to, and all intellectual, proprietary and industrial property rights embodied in or pertaining to, all of the following records and information insofar as they relate to either the Tax Products, the Assigned Software, Derivative Works or Electronic Filing Services through the time of the Closing (whether kept in electronic, magnetic, microfiche or hard copy form):

                                  c.1      business, accounting and financial
                                           records and analysis (including but
                                           not limited to records of assignment
                                           of any Intellectual Property and
                                           historical sales reports);

                                  c.2      logs, books, records, files;

                                  c.3      supplier/licensor lists;

                                  c.4      product component lists;

                                  c.5      sales literature and sales aids,
                                           pictures, negatives, camera ready
                                           proofs, product catalogs, product
                                           sheets and documentation, product
                                           displays, advertising materials;

                                  c.6 manuals, training materials (in hard copy, electronic format and film);

                                  c.7      computer and electronic data
                                           processing materials and
                                           correspondence relating to the Tax
                                           Products business and Electronic
                                           Filing Services carried on by
                                           Parsons;





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                                  c.8      sales and customer records,
                                           including but not limited to account
                                           histories, and related demographic
                                           and psychographic data;

                                  c.9 all information necessary to provide customer support (including but not limited to customer service records and "knowledgebases");

                                  c.10     all information regarding pricing,
                                           both historical and current;

                                  c.11     all testing data, procedures, plans
                                           and related information regarding
                                           Assigned Software, Tax Products or
                                           Electronic Filing Services; and

                                  c.12     all other information required to
                                           permit Intuit to carry on the
                                           Electronic Filing Services business
                                           after the Closing (including but not
                                           limited to all returns information
                                           in the database(s) used in
                                           connection with the Electronic
                                           Filing Services, all operational
                                           documents and plans, and all
                                           documentation and information
                                           relating to the process whereby end
                                           users transmit information to
                                           Parsons);

                 d. CONTRACTS RELATING SOLELY TO TAX PRODUCTS OR ELECTRONIC FILING SERVICES. All right, title and interest in and to, and all of Parsons' obligations under and liabilities arising from the contracts described in Attachment 3, including without limitation all rights, remedies, setoffs, allowances, rebates, discounts and credits granted or owed to Parsons by third parties relating to such contracts.





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                 e.       OTHER CONTRACTS RIGHTS/OBLIGATIONS RELATING TAX
                          PRODUCTS. All right, title and interest in and to, and all of Parsons' obligations under and liabilities arising from the contracts described in Attachment 4 (but only to the extent that such contracts relate to Tax Products), including without limitation all rights, remedies, setoffs, allowances, rebates, discounts and credits granted or owed to Parsons by third parties relating to such contracts (but only to the extent that such contracts relate to Tax Products).

                 f. ACCOUNTS RECEIVABLE. All accounts receivable relating to sales of the Tax Products and sales of Electronic Filing Services existing as of the Closing.

                 g. TAX PRODUCTS WARRANTY OBLIGATIONS. All of Parsons' warranty obligations imposed by law relating to the Tax Products not otherwise included in items (d) and
                          (e) above.

                 h. INVENTORY OF TAX PRODUCTS. All right, title and interest in all tangible finished products, inventory, and all work in process and spare parts constituting, or to constitute, the Tax Products.

                 i. "EXPENSABLE" RELATED AGREEMENTS. All right, title and interest in and to, and all obligations under that certain Agreement to Market and Distribute Intuit's ExpensAble Software Via the World Wide Web dated May 1, 1997 between Parsons and Visioneer, Inc.

                 j. INTUIT CUSTOMER LIST ASSETS. All right, title and interest, if any, which Parsons or its subsidiaries may have in any and all Intuit





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                          Customer Information and all tangible or other media
                          in which such information is stored including without limitation paper, magnetic and electronic files of all kinds containing the Intuit Customer Information.

                 k. DUAL CUSTOMER LIST ASSETS. An undivided one-half interest in all right, title and interest, if any, which Parsons or its subsidiaries may have in any and all Dual Customer Information and all tangible or other media in which such information is stored including without limitation paper, magnetic and electronic files of all finds containing the Dual Customer Information.

                 l. INTERCOMPANY ACCOUNT. The full amount of any intercompany receivable due from Intuit to Parsons as of the Closing.

               2.3 ASSIGNMENTS. In furtherance of the assignment, transfer and conveyance set forth in Section 2.1, and in order to effectuate the same Parsons will, upon the request of Intuit, execute all necessary or desirable forms of assignment, transfer and conveyance in order to establish Intuit's right, title and interest in the Assigned Assets, including but not limited to assignments in substantially the following forms:

                       2.3.1      Assignment of Copyright attached hereto as
SCHEDULE 2.3.1.

                       2.3.2      Assignment of Trademark attached hereto as
SCHEDULE 2.3.2.

               Notwithstanding the provisions of Section 2.2 and 2.3, Parsons shall be entitled to retain a copy of and use all of the records described in
Section 2.2(c) to the extent that such records are necessary to the support of Parsons' current business operations as they pertain to products which are not Tax Products or related to Electronic Filing Services (the "JOINT RECORDS"); provided, however, that the Joint Records shall not include any information which discloses customer information of any kind (except insofar as such customer information constitutes Dual Customer Information).

               2.4 ASSUMPTION OF LIABILITIES. In connection with and as an integral part of the assignment, transfer and conveyance set forth in
Section 2.1, Intuit will simultaneously assume those (and only those) liabilities of Parsons to third parties (not including Broderbund)





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that are directly related to the development, marketing, or distribution of the
Tax Products or the Electronic Filing Services.

               2.5 LIABILITIES AND OBLIGATIONS NOT ASSUMED. Except as expressly set forth in Section 2.4, Intuit shall not, by virtue of this Agreement, be deemed to assume or become obligated for any other debts, obligations or liabilities of Parsons of any kind whatsoever.

               2.6 LICENSE OF LICENSED INTELLECTUAL PROPERTY. Intuit hereby grants to Parsons a non-exclusive, perpetual, royalty-free, irrevocable, transferable, worldwide license to the Licensed Intellectual Property; provided, however, that this license does not license, permit, authorize, apply, or extend to any use of any of the Licensed Intellectual Property to develop or market any product or service that relates to, permits, or performs tax return preparation, tax planning, tax or tax-related calculations, electronic communication with any taxing authorities, or the production of any tax forms or related worksheets (collectively, the "Unlicensed Uses") and Parsons and its assigns covenant and agree not to use any Licensed Intellectual Proprety for any Unlicensed Use.

    3. EFFECTIVE TIME This Agreement is effective and the transactions contemplated hereby shall be deemed consummated after 5:00 p.m. (Pacific Standard Time) on the date of execution and delivery first set forth above and immediately before the Closing.

      4.       MISCELLANEOUS.

               4.1 FURTHER ASSURANCES. From and after the Closing, Parsons shall promptly execute and deliver to Intuit any and all such further assignments, endorsements and other documents as Intuit may reasonably request for the purpose of effecting the assignment and transfer of Parsons' title to the Assigned Assets to Intuit and/or carrying out the provisions of this Agreement. Parsons hereby appoints Intuit as its attorney-in-fact for the limited purpose of executing such assignments, endorsements and other documents should Parsons be unable or unwilling to do so. From and after the Closing, Intuit shall promptly execute and deliver to Parsons any and all such further assumptions, endorsements and other documents as Parsons may reasonably request for the purpose of effecting the assumption of the liabilities provided for in
Section 2.4 and/or carrying out the provisions of this Agreement.

               4.2 COVENANT NOT TO ASSERT RIGHTS. To the extent that any rights in or to any of the Assigned Assets are not, for any reason, deemed or found to have been fully assigned and transferred to Intuit by virtue of this Agreement (the "Unassigned Rights"), Parsons covenants that it will refrain from exercising, practicing, transferring, licensing or otherwise asserting in any way, any right, title or interest of any kind in the Unassigned Rights; provided, however, that nothing in this Section 4.2 shall be deemed to limit or restrain Parsons from taking any actions required under
Section 4.1.





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               4.3        DELIVERY OF ASSIGNED ASSETS.  Except insofar as
otherwise provided in the Business Transition Agreement between Intuit, Parsons and Broderbund dated August 7, 1997 (the "Transition Agreement"), Parsons shall promptly after the Closing deliver to Intuit all physical embodiments of all of the Assigned Assets. Intuit shall cooperate with Parsons in order to facilitate such delivery.

               4.4 ENTIRE AGREEMENT; CAPTIONS. This Agreement, the Exhibits and Schedules hereto (which are incorporated herein by reference) and the agreements to be executed and delivered in connection herewith on the date hereof, together constitute the entire agreement and understanding between the parties and there are no other agreements or commitments with respect to the transactions contemplated herein. This Agreement supersedes any prior offer, agreement or understanding between the parties with respect to the transactions contemplated hereby. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

               4.5 AMENDMENT; WAIVER. Any term or provision of this Agreement may be amended only by a writing signed by the parties hereto. The observance of any term or provision of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a writing signed by the party to be bound by such waiver. No waiver by a party of any breach of this Agreement will be deemed to constitute a waiver of any other breach or any succeeding breach.

               4.6 NO THIRD PARTY BENEFICIARIES. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or to give any person, firm or corporation, other than the parties hereto, any rights or remedies under or by reason of this Agreement.

               4.7 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal laws of the State of California (excluding application of any choice of law doctrines that could make applicable the law of any other state or jurisdiction) and, where appropriate, applicable federal law.

               4.8 SEVERABILITY. If any provision of this Agreement is for any reason and to any extent deemed to be invalid or unenforceable, then such provision shall not be voided but rather shall be enforced to the maximum extent then permissible under then applicable law and so as to reasonably effect the intent of the parties hereto, and the remainder of this Agreement will remain in full force and effect.

               4.9 ATTORNEYS' FEES. Should a suit or arbitration be brought to enforce or interpret any provision of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees to be fixed in amount by the court or the arbitrator(s) (including without limitation costs, expenses and fees on any appeal). The prevailing party will be entitled





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to recover its costs of suit or arbitration, as applicable, regardless of whether such suit or arbitration proceeds to a final judgment or award.

               4.10 CONSTRUCTION. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event of an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring of disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. The word "including" shall mean including without limitation.

               4.11 EXECUTION IN COUNTERPARTS. For the convenience of the parties, this Agreement may be executed in counterparts, each of which shall be deemed an original but both of which together shall constitute one and the same instrument, and this Agreement may be executed and delivered by facsimile.





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      IN WITNESS WHEREOF, the parties hereto have executed and delivered this
Agreement by their duly authorized representatives as of the date and time first set forth above.

PARSONS TECHNOLOGY, INC.                 INTUIT INC.

            /s/ Greg J. Santora                     /s/ Greg J. Santora
Signature: ______________________       Signature: ___________________________
            Greg J. Santora                         Greg J. Santora
Name: ____________________________       Name: ________________________________

Title: ___________________________       Title: _______________________________


    [SIGNATURE PAGE TO DISTRIBUTION, ASSIGNMENT AND ASSUMPTION AGREEMENT.]


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